Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q2 2008 Results

15% Growth in Income from Operations

LOVELAND, CO, August 11, 2008 -- Heska Corporation (NASDAQ: HSKA) today reported financial results for its second quarter ended June 30, 2008.

Heska Corporation ("Heska" or the "Company") generated its highest second quarter revenue ever in the three months ended June 30, 2008, with total revenue of $22.6 million – an increase of 13% from the prior year period. The Company also posted record second quarter income from operations of $1.4 million in the three months ended June 30, 2008.

"We posted a solid second quarter result, with revenue from our new chemistry instrument - the Heska® Dri-Chem 4000 Veterinary Clinical Chemistry Analyzer by FUJIFILM - representing a key factor in our Core Companion Animal Health segment product revenue growth," said Robert Grieve, Heska's Chairman and CEO. "As we have discussed previously, beginning in 2008 we are reporting our domestic net operating loss usage and other deferred tax items as income tax expense. This presents a difficult comparison as we did not report these items as income tax expense in 2007, which is why investors will note a large increase in year-over-year tax expense and a corresponding decrease in net income. We have prepared pro forma information to aid our investors in evaluating this accounting consequence."

Total Revenue

Total revenue for the second quarter of 2008 was $22.6 million, an increase of 13% compared to the second quarter of 2007. Total revenue consists of product revenue and research, development and other revenue, both of which are discussed below.

Segment Product Revenue

Total product revenue for the second quarter of 2008 was $22.2 million, up 12% from $19.8 million in the second quarter of 2007. Heska Corporation's business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health This segment includes revenue from the Company's diagnostic instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the second quarter of 2008, this segment generated product revenue of $17.3 million, up 7% as compared to $16.2 million in the second quarter of 2007.

Other Vaccines, Pharmaceuticals and Products This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals and fish. In the second quarter of 2008, this segment generated product revenue of $4.9 million, up 38% as compared to $3.5 million in the second quarter of 2007. Results for the six months ended June 30, 2007 include approximately $1.6 million in revenue recognized in the first quarter upon receipt of a payment for product previously shipped and "take-or-pay" minimums for 2005 and 2006 which previously had not been paid as part of a now settled dispute with United Vaccines, Inc. ("United"), a former customer.

Research, Development and Other Revenue

Research, development and other revenue was $417 thousand in the second quarter of 2008, an increase of approximately $106 thousand when compared to $311 thousand in the prior year period.

Investor Conference Call

Management will conduct a conference call on Monday, August 11, 2008 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the second quarter 2008 financial results. To participate, dial (800) 218-8862 (domestic) or (303) 262-2137 (international); the conference call access number is 11116661. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 25, 2008. The telephone replay may be accessed by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international). The webcast replay may be accessed from Heska's home page at www.heska.com until August 25, 2008.

About Heska

Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results to predict future outcomes. Revenue generated in the past related to customers, technology or products may not recur in future periods. For example, in the six months ended June 30, 2007, Heska recognized approximately $1.6 million in revenue upon receipt of a payment from United for product previously shipped and "take or pay" minimums for 2005 and 2006. As United has ceased operations, Heska does not expect to generate any future revenue from United. In addition, factors that could affect the business and financial results of Heska generally include the following: risks related to the ultimate commercial success of the Heska’s recently launched chemistry instrument; uncertainties related to Heska's ability to project future financial results, including its expectation of profitability in the third and fourth quarters of 2008; risks regarding Heska's reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product due to a failure to meet minimum sales requirements or for other reasons; risks regarding Heska's ability to successfully market, sell and distribute its products; risks related to the loss of large or significant customers; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Revenue, net:
Product revenue, net:
Core companion animal health	$16,236	$17,324	$33,227	$34,679
Other vaccines, pharmaceuticals and products	3,540	4,874	8,863	9,155
Total product revenue, net	19,776	22,198	42,090	43,834
Research, development and other	311	417	712	699
Total revenue	20,087	22,615	42,802	44,533

Cost of revenue:
Cost of products sold	11,713	13,860	23,965	27,993
Cost of research, development and other	73	184	176	233
Total cost of revenue	11,786	14,044	24,141	28,226

Gross profit	8,301	8,571	18,661	16,307

Operating expenses:
Selling and marketing	3,959	4,644	8,377	9,566
Research and development	742	417	1,446	956
General and administrative	2,390	2,124	5,025	4,622
(Gain) on sale of assets	—	—	(47)	—
Total operating expenses	7,091	7,185	14,801	15,144
Income from operations	1,210	1,386	3,860	1,163
Interest and other expense, net	159	181	339	347

Income before income taxes	1,051	1,205	3,521	816
Income tax expense:
Current	15	83	89	119
Net operating loss usage and other deferred	3	456	5	257
Total income tax expense	18	539	94	376
Net income	$1,033	$666	$3,427	$440

Basic net income per share	$0.02	$0.01	$0.07	$0.01
Diluted net income per share	$0.02	$0.01	$0.06	$0.01

Shares used for basic net income per share	50,946	51,595	50,875	51,538

Shares used for diluted net income per share	55,739	53,961	55,047	54,401

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2007	June 30, 2008
Cash and cash equivalents	$5,524	$6,153
Total current assets	35,127	32,707
Total assets	75,591	73,354
Line of credit	12,614	12,720
Current portion of long-term debt and capital leases	776	1,539
Total current liabilities	25,195	23,650
Long-term debt and capital leases	1,151	—
Stockholders' equity	42,883	44,055

    Pro Forma Financial Information Statement of Utility

The following estimated pro forma financial information is presented assuming Heska had reduced its valuation allowance related to its domestic net operating loss on December 31, 2006 rather than December 31, 2007. In this circumstance, the Company would have recognized Net Operating Loss Usage as Income Tax Expense, as outlined below. The Company believes the pro forma information may be valuable to investors as an additional tool to benchmark future periods versus historical results on a consistently reported basis. The Company does not suggest that investors should consider such pro forma financial information in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Pro Forma Reconciliation to GAAP

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended June 30, 2007			Six Months Ended June 30, 2007
	As Reported (GAAP)	Adjustments	Pro Forma	As Reported (GAAP)	Adjustments	Pro Forma
Revenue, net:
Product revenue, net:
Core companion animal health	$16,236	$—	$16,236	$33,227	$—	$33,227
Other vaccines, pharmaceuticals and products	3,540	—	3,540	8,863	—	8,863
Total product revenue, net	19,776	—	19,776	42,090	—	42,090
Research, development and other	311	—	311	712	—	712
Total revenue	20,087	—	20,087	42,802	—	42,802

Cost of revenue:
Cost of products sold	11,713	—	11,713	23,965	—	23,965
Cost of research, development and other	73	—	73	176	—	176
Total cost of revenue	11,786	—	11,786	24,141	—	24,141

Gross profit	8,301	—	8,301	18,661	—	18,661

Operating expenses:
Selling and marketing	3,959	—	3,959	8,377	—	8,377
Research and development	742	—	742	1,446	—	1,446
General and administrative	2,390	—	2,390	5,025	—	5,025
(Gain) on sale of assets	—	—	—	(47)	—	(47)
Total operating expenses	7,091	—	7,091	14,801	—	14,801
Income from operations	1,210	—	1,210	3,860	—	3,860
Interest and other expense, net	159	—	159	339	—	339
Income before income taxes	1,051	—	1,051	3,521	—	3,521
Income tax expense:
Current	15	—	15	89	—	89
Net operating loss usage and other deferred	3	454	457	5	1,276	1,281
Total income tax expense	18	454	472	94	1,276	1,370
Net income	$1,033	$(454)	$579	$3,427	$(1,276)	$2,151

Basic net income per share	$0.02	$(0.01)	$0.01	$0.07	$(0.03)	$0.04
Diluted net income per share	$0.02	$(0.01)	$0.01	$0.06	$(0.02)	$0.04

Shares used for basic net income per share	50,946	50,946	50,946	50,875	50,875	50,875

Shares used for diluted net income per share	55,739	55,739	55,739	55,047	55,047	55,047

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